Exhibit 107

Calculation of Filing Fee Table

S-4

(Form Type)

Athena Gold Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	Rules 457(c) and (f)	9,080,000	$0.04255	$386,354.00	0.00015310	$59.15
Fees Previously Paid	Equity	Common Shares	Rules 457(c) and (f)	185,723,633	$0.04255	$7,902,540.58	0.00015310	$1,209.88
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$8,288,894.58		$1,269.03
	Total Fees Previously Paid							$1,209.88
	Total Fee Offsets							–
	Net Fee Due							$59.15

(1)	Based upon the number of common shares of Nova Athena Gold Corp., a British Columbia corporation, expected to be issued to the existing stockholders of Athena Gold Corporation., a Delaware corporation, on a one-for-one basis upon completion of the continuation described in this registration statement and based on 194,803,633 shares of common stock of Athena Gold Corporation., a Delaware corporation, outstanding as of January 23, 2025.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and (f) under the Securities Act of 1933.

(3)	Based on the average of the last reported bid and ask price per share ($0.0376 bid; $0.0475 ask) for the registrant’s common stock on November 18, 2024, as reported by the OTC Markets on the OTCQB.